Exhibit 10.61

< Translated from the original/official document in French >

Lease for commercial surfaces

Main tenancy agreement reference no.: 02810.01.1001.04

Type of object: Office

Start of rental: 01-April-2022

Subject to VAT

Building:

Business Park Terre Bonne, A2, 1262 Eysins, Switzerland

Owner / Lessor CS Funds AG, handelnd für [acting for] CS REF Green Property Uetlibergstrasse 231 8045 Zürich, Switzerland	CHE-114.649.621 VAT [Swiss Companies Register No.]

(hereinafter referred to as the Lessor)

represented by:

Wincasa SA

Ramine Avenue 20

1002 Lausanne, Switzerland

Tenant

Quotient Suisse SA Building B1 Crassier Road 13 1262 Eysins, Switzerland	CHE-167.592.818 VAT [Swiss Companies Register No.]

(hereinafter referred to as the Tenant)

Several tenants are solidarily liable for the obligations arising from this lease

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1	Lease Object/Rent	3
1.1	Description of the object, areass, rent	3
1.2	Rent discount	3
1.3	Rent bases	3
1.4	Value added Tax (VAT)	4
2	Use	4
3	Lease start, term, extension and termination	5
3.1	Start of lease	5
3.2	Period without rent payment	5
3.3	Lease term	5
4	Rent/rent adjustments	5
4.1	Initial rent	5
4.2	Adjustment of rent and ancillary payments after the start of the lease	6
5	Ancillary costs	6
6	Late interest	8
7	Handover, defects	8
8	Using the lease object	8
9	Rent-guaranteed bank savings account	8
10	Basic layout and tenant amenities	9
10.1	The boundary between the basic layout and the Tenant's accommodations	9
10.2	Maintenance of the Tenant's facilities	9
10.3	Tenant's facilities	9
10.3.1	At the start of the lease	9
10.3.2	During the lease period	10
10.3.3	Compliance with legal or government-mandated obligations	10
10.3.4	Respect for the interests of third parties	10
11	Tenant's facilities warranty	10
12	Service menu	11
13	Common facilities	12
14	Cleaning	12
15	Initial reconditioning at the end of the lease	12
16	Company signs, lighted signs, inscriptions, antennae	12
17	Sublease/transfer of the tenancy agreement	12
18	Early termination of the lease	13
19	Restitution	13
20	Risk of damage	13
21	Right of detention	14
22	Delivery of keys	14
23	Right of access of the Lessor	14
24	Contract modification	14
25	Duty to inform	14
26	Saving clause	14
27	For Legal/Applicable Law	15
28	Establishment of thelease	15
29	Parts of the lease	15

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1 Lease Object/Rent

1.1 Description of the object, areas, rent

The Lessor leases to the Tenant in the aforementioned building the premises and areas listed below whose situation and size are surrounded on the annexed plans forming an integral part of the contract. The initial state and characteristics of the lease object, hereinafter referred to as ‘basic development’, shall also be recorded in the annexed development description.

Subject	Floor	Ref #	m2 approx.	FR./ m2 p.a.	Net rent p.a.	monthly rent

Office	1st floor	02810.01.1001.04	2'482	325.00	806,650.00	67,220.85
Indoor parking (32)	1st basement				88,320.00	7,360.00
Deposit	1st basement		24.1	150.00	3,210.00	267.50
Total Net Rent					898,180.00	74,848.35

Heating deposit, hot water and access charges.					86,880.00	7,240.00

TVA7.70%					75,849.60	6,320.80
Total gross rent including VAT					1,060,909.60	88,409.15

The rent is payable in advance on the 1st day of the month.

The payment of rent must take place via the Swiss Direct Bank Collection System (LSV), the Swiss Direct Debit Service (DD), a standing order at a bank or post office, or via e-banking or e-finance services. The Tenant undertakes to provide the owner with the necessary proxies if it chooses LSV or DD, or to set up the standing order with a bank or post office. If the Tenant makes its payment, contrary to the provisions of this agreement, by means of a payment slip, the Lessor shall be entitled to seek compensation for the expenses incurred (e.g. postal charges, etc.).

In the event of a delay in the payment of the rent, the owner will be entitled to claim compensation from the tenant for the total fee of CHF 20.00.

The amounts are partially rounded by the computer system.

The areas mentioned represent indicative values and may derogate from the effective areas. Any differences do not influence the net annual rent.

1.2 Rent discount

The Lessor shall grant to the Tenant, in the sense of initial aid during the first phase of the contractual relations, a discount on the initial agreed rent. Accordingly, the net rent payable for the period 01—April--2022 to 30-September-2022 is as follows:

From the start of the lease	CHF 0.00 / month
From 01-October-2022	CHF 74,848.35 / month

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1.3 Rent bases

Swiss price index for the base year 2020 to 31-January-2022 101.7 points consumption:

1.4 Value added Tax (VAT)

The tax-subject Lessor made use of the option to charge VAT on the rent and any ancillary costs. VAT is specified in accordance with the law. The right to opt for subjugation shall be exercised for the agreed duration of the contract. By signing the lease, the Tenant confirms that the lease objects are not used exclusively for residential purposes.

VAT is charged at the legal rate (see calculation of the rent at the VAT rate valid at the time of the establishment of the lease) on the agreed rent and on any ancillary costs. In the event of a change in the VAT rate, the Lessor is entitled to notify the Tenant of the adjustment of the resulting rent for the date of entry into force of the new VAT rate. To do so, it must resort to the prescribed legal form, i.e., at present, the official form.

If the subjugation is lifted during the lease period for reasons attributable to the Tenant (e.g., due to use exclusively for residential purposes, the Lessor is entitled to charge the Tenant the self-benefit tax, if any, due to the change in use.

In addition, the Tenant undertakes to pay for any tax for self-benefit and other possible costs if, due to reasons attributable to the Tenant, the rent lease ends prematurely, i.e. in an extraordinary way, with the consequence of the removal of the subjugation. The liability for these costs will be extinguished if the option for the rental can be pursued to the same extent with another tenant-. The liability extends until the relocation date or until the normal lease term. The Lessor undertakes to inform the tenant as soon as possible.

Self-benefit tax is the tax due on the date of the premature exercise of the option, taking into account the self-benefit tax on the maturity date of the lease.

The amount of self-benefit tax payable may be paid either in the form of a single payment or by adjusting the rent, provided that the lease remains in force. The adjustment of the rent, to be notified with respect of a period of notice of one month for each first day of the month, is calculated so that the amount of the tax to be paid is paid and amortized by the rent increased according to the principles in the branch.

The Tenant undertakes to immediately and free of charge the documents or information necessary for the option available to the Lessor, at the first request of the latter.

2 Use

The lease object is available to the tenant for the following use:

Office

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Demonstration room for the Tenant's customers and consequences of this use due to the nature of the tenant's activity that may require technical improvements (ventilation, electricity, etc.).

The following installations can be used in common:

Dependencies and common installations

The lease object must be used exclusively for the purpose defined contractually. Any significant enlargements, reductions and/or modifications of the use shall be permitted only with the prior written agreement of the Lessor.

If the lease object is used for other purposes, without the consent of the Lessor, the Lessor is at any time entitled to break this lease in accordance with the legal time limits.

3 Lease start, term, extension and termination

3.1 Start of lease

The leasing starts on 01-April-2022. The rent is due from 01-October-2022 in accordance with clauses 1.2 and 3.2 of this lease contract.

3.2 Period without rent payment

The Tenant is released from the net rent of all rental objects for the period from 01-April-2022 to 30.09.2022. However, incidental expenses remain due for the entire period (from 01-April-2022).

If the surrender of the lease object takes place earlier, in particular for the realization of the Tenant's arrangement, the risks and dangers are transferred to the Tenant at the time of the surrender.

The lease object is handed over to the Tenant in accordance with the basic layout description and plans.

3.3 Lease term

The lease is concluded for a fixed period of time and ends without leave on 31-Mar-2030 (art. 255 para. 2 CO).

A unilateral right is granted to the Tenant to terminate the lease with a 12-month termination period by 31-March-2025.

A possible extension of the lease period remains reserved according to the following figure.

Lease extension

The Tenant is granted the right to extend the five-year lease once from 01-April-2030 to 31-March-2035. The Tenant must exercise this option in writing and recommend it no later than 12 months before the expiration of the fixed contractual term. In the case of the exercise of the option, the current conditions also apply for the extension period.

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If the option is not exercised within the time limit, the lease ends on 31-March-.2030 without any termination being necessary.

The right to extend the term of the lease is only valid to the Tenant and disappears if, at the expiry of the period of time for the option, the tenancy agreement has been transferred to a third party in accordance with s. 263 CO (or if, on the date on which it ends without agreement to give rise to a new contract, it must be transferred to a third party) or if on the corresponding date, the lease object is sublet at plus 80%.

4 Rent/rent adjustments

4.1 Initial rent

At the conclusion of the lease, the initial rent for the lease object is CHF 806,650.00, net per year (see figure 1.1), irrespective of any area differences. The initial rent may not fall below this lower limit for the entire term of the lease.

4.2 Adjustment of rent and ancillary payments after the start of the lease

The rent referred to under figure 1.1 may be adapted in accordance with the evolution of the Swiss Consumer Price Index (CPHI) according to the following formula:

Net annual rent in effect x change in index since last adjustment x 100

ISPC at last adaptation x 100

= increase in net rent per year

The Lessor is entitled to adjust the rent once in a calendar year on one month's notice for the first day of any month. The first adjustment of the rent according to figure 1. Takes place at 1.04.2023.

The investments for capital gains and additional benefits of the lessor, as well as the costs of substantial renovations, allow the Lessor - even during the fixed term of the lease - to increase the rent by applying an interest rate, depreciation and proper maintenance under the provisions of the lease law. Such adaptations are to be notified to the Tenant on official form, subject to three months' notice for the first day of any month.

In case of necessity, the advance payments for the ancillary costs can be adjusted, even during the fixed term of the lease, with thirty days' notice for the first day of the following month, taking into account the last count of heating and ancillary costs.

5 Ancillary costs

Ancillary costs are the compensation of the cost of services provided by the Lessor or third parties, in relation to the use of the leased object and which are not contained in the net rent.

Ancillary fees may be mentioned as fixed or installment fees; in both cases they are charged in conjunction with the rent.

The Tenant directly pays for any incidental charges that are personally charged to the Tenant by a third party (e.g. cable television) and that are not listed in the lease.

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a) Installments, calculation

When installment payments are collected, an annual count will be established. The resulting balance in favor or debit of the Tenant shall be recognized by the latter if it does not object to it with the Lessor by registered letter within 30 days of receipt of its count.

During this period, the Tenant can consult the supporting documents for the calculation with the Lessor. The balance in favor or payable to the Tenant is to be paid within 30 days of receipt of the balance. The Lessor has the right to defer minor balances to the next accounting period for which payment or collection would result in disproportionate charges.

When the Tenant leaves the leased object during the current count period, they cannot require an intermediate calculation. If the Lessor establishes a provisional count, it shall do so on the basis of the amounts invoiced for the preceding period. On a new construction or first lease, the Lessor may waive the establishment of a calculation for the period for which the elements of a full calculation are not yet available. In this case, the agreed installments are considered as a lump sum payment.

The distribution key for the ancillary costs count is set by the Lessor.

b) Heating and hot water charges

Only the actual costs relating to the production and distribution of heating and/or hot water according to Article 5 and 6A OBLF plus 4 % administration costs (+ VAT) shall be considered as heating and hot water costs.

c) Other operating costs

The following costs are not included in the net rent and are the subject of a separate operating expense count:

• Heating costs and hot water according to s. 5 OBLF Sec 6a OBLF

• Common "Business Park" costs (cleaning of the premises and common surfaces, management and maintenance of the Park, participation in the costs relating to the shuttles, transport and any other mobility plan of the Park, maintenance of the exterior, consumption of electricity, TV-Cable charges, garbage removal and other disposal costs, Telecommunications and Securitas Monitoring Fees and Administration Fees)

• Cost of maintaining the HVAC facility of leased premises and common premises (all related costs such as water, wastewater, electricity, cold, heat, maintenance subscriptions, services, monitors, consumer equipment)

• Concierge Services and Cleaning (snow removal, replacements and maintenance)

• Electricity consumption of the Commons

• Maintenance subscriptions, maintenance contracts and individual maintenance of lifts, automatic doors, flat roof, lightning rod and solar/photovoltaic panels

• Operating and maintenance costs of fire protection devices (fire detection, fire fighting and sprinkler systems) and security installations (including emergency exit door signs and technical installations)

• Monitoring fee

• Cold water consumption

• Exterior and Park Maintenance

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• Wastewater treatment and purification

• Water treatment (salt, filters)

• Treatment against rodents

• Garbage removal and other disposal costs

• 4% Administration fee for gross expenses for the accounting of charges (VAT not included)

The Lessor determines the distribution key. If certain expenses do not relate to only one or the other lease object, they are considered equitably in the allocation key.

The ancillary costs calculation is considered accepted if the Tenant does not dispute it in writing within thirty days of receipt with the Lessor or its representative. The Tenant has the right to view the detailed count and original supporting documents as part of the Lessor at its representative's office, or to have it checked by an authorized representative.

Any additional amounts due must be settled within 30 days of receipt of the count. Refunds must be made within the same period of time.

During the heating period, the heating must not be completely switched off in any room. There is no reduction in heating costs for radiators lowered by the Tenant.

All taxes and charges which relate exclusively to the exploitation of the lease object shall be borne by the Tenant, even if they are charged to the Lessor.

The Lessor has the right to order, at any time, the installation of a separate water sub-meter at the Tenant's expense.

Charges for electricity, telephone, fax, modem, TV taxes etc. charged directly to the Tenant are to be paid directly by the Tenant.

6 Late interest

In the event of a delay in payment, the Lessor shall invoice the Tenant for 5% (per year) interest of the amount owing from the due date. Any charges (reminder fee) remain reserved.

7 Handover, defects

The Lessor shall hand over to the Tenant the lease object in the "basic development" contractual state, on the date specified. On this occasion, a minutes of handover shall be drawn up and signed by both parties. If the date of handover is a Saturday, Sunday or official holiday at the location of the lease object, the handover is the next working day before 12.00 p.m., without the right to a rent reduction.

The Lessor shall record in writing any defects in a minutes at the time of delivery. If any defects other than those appearing in the minutes are discovered, the Tenant must submit their claims in writing within 14 days of their discovery. If not, the lease object is considered to be in good condition in accordance with the contract as a whole.

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8 Using the lease object

If the Tenant intends to bring particularly heavy objects (machines, safes, etc.) into the rental object or devices that can cause noise or vibration (air conditioning apparatus, etc.), it must seek prior written agreement from the Lessor to clarify the soil load limit or the possible consequences for other lease objects. The Tenant is obliged, in all cases, to take all necessary and adequate measures to avoid noise and vibration. It is liable for all the consequences due to the breach of this obligation, in particular for any justified claims of other tenants (reduction of rent and damages according to art. 259d and 259e CO) or neighbors, and it undertakes, in a possible dispute on termination of dispute, to participate in the proceedings and to conduct it, at the request of the lessor, in its own name and at its own risk - also with regard to the consequences of costs and damages.

Access lanes to the building and courtyard, the building and cellars, etc., as well as the walkway or other free spaces shall not be used to place objects or goods of any kind. Vehicles should only be parked in designated and leased spaces. All wastes of any kind must be deposited exclusively at the locations defined by the Lessor and in a manner that complies with the law.

The Lessor is entitled to also use the ducts passing through the lease object and all ducts possibly built in the future, as well as all other ducts that the Tenant has the right to use or use in common for evacuations supplies or drains of any kind. The Tenant is then also allowed to use the existing ducts in the lease building for the corresponding supplies and drains, as far as the available capacities permit. If the Tenant wishes to make use of it, it must first seek the written agreement of the Lessor.

9 Rent-guaranteed bank savings account

The Tenant undertakes to produce a bank guarantee, from a major Swiss bank of first order, in the amount of CHF 403,325.00 to cover all the claims of the Lessor arising from this lease (payment of rent, damages in case of premature termination of the lease, damages due to damage to the lease object or for extraordinary wear and tear or other reasons), the validity of which must be at least 12 months after the first possible expiry date (including extension of mutual agreement or use of any option rights granted). In this guarantee, the bank must irrevocably undertake to pay to the Lessor, on the first request of the Lessor, any amount up to the abovementioned amount, without taking into account the validity and the legal consequences of this lease and waiving any objection or objection arising therefrom.

The original act of the above-mentioned bank guarantee must be handed over to the Lessor at the signature of the lease. In the event of abstention, the Lessor is entitled to refuse the handover of the object.

In case of transfer of the lease, the Lessor may require that the deposit be increased to cover the risk of loss of rent, failing which it may refuse to give the necessary agreement to the transfer.

10 Basic layout and tenant amenities

10.1 The boundary between the basic layout and the Tenant's accommodations

The agreed net rent represents the adequate counter-service for the gross lease object, i.e. not arranged according to the attached development description (= basic development, according to annex). Beyond the basic development of the lease object, the accommodations are considered as Tenant accommodations. Any existing arrangements that are not part of the basic arrangement, originating from a previous tenant and taken over by the Tenant, are considered to be made by the Tenant and therefore form part of the Tenant's

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arrangements. In all cases, all costs for the realization of the Tenant's facilities are exclusively borne by the Tenant.

10.2 Maintenance of the Tenant's facilities

The maintenance and replacement of any type of upfit, not part of the basic upfit, is exclusively the responsibility of the Tenant, even if they are firmly anchored in the building; the related costs are borne by the tenant. The Tenant is obliged, on the first request of the Lessor, to undertake maintenance and renewal work on the Tenant's premises, if their condition risks damage to the lease object or other parts of the rental property, or affects the exterior of the building.

The parties agree that the above obligations have been adequately taken into consideration when fixing the rent and have no negative effect on the Tenant.

10.3 Tenant's facilities

10.3.1 At the start of the lease

The Lessor authorizes the Tenant to carry out the Tenant's arrangements, according to the construction description and the corresponding plans presented by the Tenant at the time of the signing of the contract, which will be executed at its own expense (according to annex).

The Tenant undertakes to give to the Lessor spontaneously and free of charge, after the completion of the Tenant's arrangements, a complete and updated copy of the decisive realization plans.

With regard to these authorized Tenant accommodations, the Lessor reserves the right, for the date of termination of the contract, to require the full or partial surrender in the basic condition. The Tenant waives any compensation in the event that the restoration of the basic upfit for the contract end date is not only required or partially required, even if the Tenant's remaining upfit in the lease object could represent an increase in value.

10.3.2 During the lease period

If the Tenant, during the lease period, intends to make arrangements of the Tenant in or to the lease object, it must first, before undertaking the work, seek the written authorization of the Lessor. The Lessor has the right to refuse agreement, without invoking any reason, or to give it on the condition that the Tenant's accommodation costs are guaranteed before the work is performed. If agreement is given, it is agreed:

• that the right remains reserved, at the end of the tenancy agreement, to require the professional return to the basic or existing state of development before the Tenant has made the arrangements,

• that the Tenant, at the end of the contract, waives any compensation in the event that the lessor does not require the return to the basic or existing condition prior to the completion of the Tenant's fitting out, even if the Tenant's fitting out could represent an increase in value.

10.3.3 Compliance with legal or government-mandated obligations

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Where authorization for Tenant accommodations is granted provided that the legal or statutory obligations are met by the authorities, requiring additional architectural or other measures, e.g. for fire police requirements, safety, ecology or other reasons (additional leak routes, sprinkler installations, fire alarm systems, requirements for the use of environmentally friendly installations and materials, disposal of installations or materials threatening health such as asbestos, etc.), all costs relating thereto shall be borne exclusively by the Tenant.

At the end of the contract, the Lessor shall not pay any compensation even if the corresponding measures are not canceled.

The Lessor is entitled, when the interventions affect the general parts of the building, in particular in the field of the building's static, installations and envelope, to make its authorization for such measures depend on the condition of imposing on planners and/or companies/products/systems.

Taxes for connection to water, electricity, pipelines, etc., as well as premium adaptations of the progressive building insurance following the Tenant's accommodations, are proportional to the Tenant's charge.

10.3.4 Respect for the interests of third parties

The Tenant undertakes to have the Tenant's arrangements carried out in the right way and to have the work supervised by specialists. The building's static must not be adversely affected. The Tenant must ensure that the maximum permissible ground load is not exceeded. At the request of the Lessor, the Tenant must submit, with the request for authorization, an engineer's expertise.

In carrying out the Tenant's development work, it is also necessary to take all possible respects to respect the interests of other tenants or users of the leased property. Even if the work is carried out in a careful and respectful manner, the Tenant is also responsible for any claims made by other tenants or third parties (proportional reduction of rent or damages), provided that such claims, based on the corresponding legal provisions, are correctly invoked, and undertakes to participate in the dispute which could be opened against the Lessor on termination of the dispute and, upon request of the Lessor, to take the dispute to its responsibility, at its risk and expense.

11 Tenant's facilities warranty

The Tenant must guarantee the construction costs for the Tenant's accommodation, as determined in the decisive estimate, before the start of the work by a bank guarantee of a major Swiss bank or by an insurance guarantee of a Swiss insurance company, the validity of which must be at least 4 months after the completion of the works. The Tenant undertakes, when applying for the building permit, to present an attestation from the architect conducting the work, obliging the Tenant to also inform the Lessor immediately when overruns of the estimate are announced. If it is found that the quote will be exceeded, the Tenant undertakes, on the first request of the Lessor, to guarantee also the additional costs likely by a bank guarantee or insurance. Work is prohibited as long as the warranty is not produced.

The Tenant guarantees that no legal mortgage will be registered for the Tenant's accommodations. If, despite all, legal mortgages were to be registered, the Tenant must arrange for them to be deleted immediately, at its own expense; the corresponding obligation already exists at the stage of the provisional preventive registration of any legal mortgage. In case of omission, the Tenant is liable to the lessor for the damage caused. The breach of this obligation by the Tenant constitutes a breach of a contract authorizing the Lessor to terminate the lease in an extraordinary manner, at the end of an extension of the time limit fixed in writing. In all cases, the Tenant is liable to the Lessor for the damage caused.

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For any construction project, the Tenant must enter into a civil liability insurance master of the work.

12 Service menu

Maintenance and menu repairs of the lease object are the property of the Tenant up to 1% of the net annual rent, but up to CHF 8,000.00 per repair and per case.

13 Common facilities

The concept "common facilities" means all premises and surfaces not being for the exclusive use of a single tenant, but at the disposal of all the tenants respectively of the customers of the building for a common use. Common facilities, in particular passageways, staircases, escalators and customer lifts, common lifts, sanitary installations, arrival areas, ramps, green areas and surroundings, two-wheeled park spaces, etc.

As a principle, these common facilities should not be used by the Tenant for its own use. Any deposit of goods, packaging materials, etc., as well as the treatment of goods of any kind within the common installations are also expressly prohibited. The exceptions, which can only be permitted for a single specific case and therefore limited in time, require the express written agreement of the Lessor.

14 Cleaning

The Tenant is required to clean the lease object and the sanitary facilities as part of it, at its own expense. If the health facilities are available to several tenants, they arrange for cleaning and purchasing of the consumer equipment; if they cannot reach an agreement, the Lessor determines the distribution key.

15 Initial reconditioning at the end of the lease

The Lessor is entitled to require that the Tenant, for the date of surrender of the lease object, return to the initial state all the Tenant's facilities (including those taken over by the previous tenant), in whole or in part, and recreate the basic development in a competent manner and at its own expense.

If the Lessor waives, in whole or in part, to have the Tenant's accommodations restored to the original condition, the latter respectively, the part that does not have to be restored to the original condition, becomes the property of the lessor without compensation. In this case, the Tenant is not entitled to remove, respectively, all or part of the Tenant's accommodations.

16 Company signs, lighted signs, inscriptions, antennae

Facade parts are not included in the lease. Company signs and advertising, posters, showcases, antenna installations, etc., may only be installed with the written agreement of the Lessor and only at the locations of the building defined by it. An additional rent shall be charged for this purpose, fixed individually at the time of the authorization of the advertising registration. The authorization of the Lessor shall cover the size, rent, color, form, material and location of each advertisement. Operating and cleaning costs are the responsibility of the Tenant. Upon departure of the Tenant or during renovation work on parts of the building, the Tenant shall have its panel dismantled respectively at its expense. Any damage caused by the disassembly or

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reassembly of the panel must be repaired and the surface of the facade equalized with the other parts of the building, using the appropriate means (cleaning/painting).

Official authorizations, if necessary, must be requested by the Tenant at its own expense. The Tenant also pays for any connection fees and electricity consumption.

In buildings where the display is governed by a uniform concept, the Tenant agrees to adapt its panel to the existing concept. The expenses related to this are at its expense.

17 Sublease/transfer of the tenancy agreement

Sublease is permitted only with the written agreement of the Lessor. In advance, the Tenant submits to the Lessor the conditions of contract provided for and the contact details of the sub-tenant. A copy of the sublease contract must be given to the Lessor. In addition, s. 262 CO is applicable.

The transfer of the lease to a third party requires the written agreement of the Lessor. The terms of the transfer shall be presented to the Lessor with the request for approval, accompanied by an extract from the trade register, an extract from the prosecution register and the management reports of the reTenant of the last three full accounting years. If either of these documents is missing, the Lessor is without any other right to refuse its agreement for the transfer. It is forbidden to agree on a "no door" (allowance for the transfer of the lease without adequate consideration). If, despite all, the payment of an allowance is agreed, the Lessor is entitled to refuse the transfer of the lease to rent. If the Lessor only subsequently learns that such compensation has been agreed and/or paid, the pronunciation of the extraordinary departure from the lease for just reasons, according to s. 266g CO, toward the current Tenant is justified, allowing the Lessor to assert the damage caused by the Tenant or its legal successor. In addition, s. 263 CO is applicable.

18 Early termination of the lease

The Lessor may terminate the lease early, respecting the legal deadlines and the reasons expressly provided for by law, when one of the following events occurs:

• When the lease object is used in a non-compliant manner.

• Where the Tenant or its employees or agents violate any significant contractual obligations, in other case of transfer of the lease object to a third party or sub-tenancy etc., without prior written agreement of the Lessor.

• When legal mortgages relating to the Tenant's accommodations are registered.

If the tenancy agreement is dissolved on extraordinary termination by the Lessor, the Tenant is liable for the resulting damage to the Lessor, including in particular the total loss of rent up to the nearest expiry of the tenancy agreement, as well as the costs and charges in relation to the search of a reTenant (advertising fees, etc.).

19 Restitution

At the end of the tenancy agreement, the lease object must be returned to be emptied and cleaned in due form, in the state in accordance with the contract, with all keys/badges/etc., on the last day of the

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cancellation period at 12 :00 pm at the latest. If the return date is a Saturday, Sunday or official holiday at the location of the lease, the return shall be made on the next working day at 12 :00 pm at the latest.

20 Risk of damage

The Lessor ensures the lease object without furniture and without installations against damage due to fire and natural elements.

The Tenant undertakes to enter into a civil liability insurance with a minimum amount of CHF 5.0 million.

Other insurance such as water damage from furniture, business losses (fire/water), all glass breakage damage to showcases, mirrors, glass doors and windows, including luminous signs and panels, are - if necessary - exclusively the Tenant's business.

21 Right of detention

The Lessor's right of detention in relation to the Tenant's furniture and layout, according to s. 268 CO, takes priority to all claims of third parties. The Tenant confirms that the furniture it brought is its property and that no inventory object is recorded in the register of the property reserves of a third party.

22 Delivery of keys

When the lease object is handed over, a list is made of the keys/badges and others given to the Tenant. The Tenant may only have additional keys/badges made with the written authorization of the Lessor and at its own expense.

On the day the lease object is returned, the Tenant is required to return all keys/badges, including those made at the Tenant's expense. In case of loss, the Tenant must inform the Lessor. In this case, the Lessor is authorized to have the locks, keys and badges changed at the Tenant's expense.

23 Right of access of the Lessor

The Lessor or its representatives are authorized, with 48 hours notice, to visit the lease object in order to guarantee the right of property and to have the necessary repairs, maintenance, checks and renovations carried out. In justified cases (fire, break-in, emergencies, loss of damage), notice is abolished.

If the Tenant plans not to use the lease object for a certain period of time, it agrees to designate a person who shall make the keys available and to inform the Lessor of, respectively, the management. The obligation to use in accordance with this Agreement remains reserved.

The keys can also be handed over to the Lessor in a sealed envelope.

24 Contract modification

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Amendments and supplements to the lease require written form in order to be valid. This also applies to the deletion of this clause by written form.

25 Duty to inform

The Tenant is required to inform the Lessor immediately of all legal and economic changes fundamentally affecting the structure of the company (essential changes in the ownership, takeover of the company, merger, installation of a group structure or other). All documents required by the Lessor are to be made available free of charge.

The Tenant is also required to communicate to the lessor any change in the form of business, its company or its limitation of liability.

26 Saving clause

The invalidity or inability to perform certain provisions of this Agreement shall not affect its legal validity as a whole. Instead of the inadequate provision, it is a matter of agreeing a settlement corresponding to the original legal and economic objective of the parties bona fide or closer to it.

27 For Legal/Applicable Law

The parties shall designate as legal jurisdiction the courts competent instead of the object of the rental.

This rent lease is subject to Swiss law.

28 Establishment of the lease

This lease shall be drawn up and signed in two identical copies and shall acquire its legal validity by the signature of both parties.

29 Parts of the lease

The following documents form an integral part of this lease and are annexed to it:

• Appendix 1: Plans

• Annex 2: Layout design (basic layout)

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Lausanne 17-February-2022 The Lessor represented by:

WINCASA AG	The Tenant:
Manuel O. Méndez
First and last name in printed characters

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